                                             EXHIBIT 11

                                COMPUTATION OF LOSS PER COMMON SHARE



                                              FOR THE NINE                    FOR THE THREE
                                               MONTHS ENDED                    MONTHS ENDED
                                                 MAY 31,                         MAY 31,
                                        1998              1999             1998            1999
                                    --------------   --------------   --------------   ------------
Basic:
   Net income (loss) attributable
     to common stockholders         $     (405,425)  $   (1,035,817)  $     (133,698)  $ (1,066,410)
                                    ==============   ==============   ==============   ============

   Weighted Average number
     of common shares outstanding       10,985,996       11,976,055       11,925,955     11,976,055
                                    ==============   ==============   ==============   ============

Income (loss) per common share      $         (.04)  $         (.09)  $         (.01)  $       (.09)
                                    ==============   ==============   ==============   ============

Diluted:
   Net income (loss) attributable
     to common stockholders                     --               --               --             --
                                    ==============   ==============   ==============   ============

   Weighted Average number
     of common shares outstanding               --               --               --             --
                                    ==============   ==============   ==============   ============

   Income (loss) per common share               --               --               --             --
                                    ==============   ==============   ==============   ============